Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

April 25, 2006

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 10.8% SALES GROWTH AND DILUTED EPS OF $.98 IN Q1 2006. FORECAST 2006 DILUTED EPS OF $3.80 TO $3.90 REAFFIRMED.

HIGHLIGHTS:

Sales and EPS Results:

•	Reported Q1 2006 sales grew 10.8%. Organic sales grew 10.3%. A 4.8% benefit from last year’s addition of the JRH industrial cell culture business (now SAFC Biosciences) was largely offset by a 4.3% negative currency impact.

•	Reported diluted EPS is $.98 for Q1 2006. Reported diluted EPS for Q1 2005 of $1.07 includes a $.16 tax claim settlement benefit that did not recur in Q1 2006. Comparable proforma diluted EPS for the first quarters of 2006 and 2005 would have been $1.01 and $.89, respectively, a proforma increase of 13.5%. A reconciliation of proforma to reported diluted EPS can be found on page 9 of this release.

Outlook

•	Full year 2006 sales are expected to achieve the Company’s previously announced 7% organic growth goal. An approximate 1% carryover benefit from the February 2005 acquisition of the JRH industrial cell culture business is expected to be offset by a 1% adverse currency impact if rates remain at March 31, 2006 levels. The recent acquisition of Beijing Superior, the Company’s primary distributor in China, and ongoing efforts to pursue other desirable acquisition candidates are expected to further enhance internal growth in 2006.

•	Management continues to expect full year 2006 diluted EPS to be $3.80 to $3.90, in line with prior guidance. This range includes $.14 to $.16 per share for stock-based compensation expense under Statement of Financial Accounting Standards No. 123 (R) (SFAS 123(R)). Diluted EPS of $3.76 for 2005 did not include a $.14 per share impact that would have reduced reported diluted EPS had the provisions of SFAS 123(R) been applied to that year’s diluted EPS.

CEO’s STATEMENT:

Commenting on first quarter performance and expectations for the year, President and CEO Jai Nagarkatti said: “We are pleased with our strong start across the board in 2006. We exceeded our full year goal and met our Q1 2006 expectations for sales growth and achieved our expected Q1 diluted EPS. This performance gives us confidence that we’ll meet our sales and EPS guidance for all of 2006.”

Nagarkatti added, “Delivering on each of the five key initiatives in our evolutionary strategic plan contributed to this performance. Achievements on our first initiative, customer centric focus, helped all four of our business units exceed their strategic sales growth targets. While not a contributor to first quarter results, our recent establishment of a wholly owned foreign enterprise (WOFE) and the acquisition of Beijing Superior in China supports two of our five initiatives — expansion in faster growing world economies and the expected profitable reinvestment of cash generated from operations in strategic acquisitions. The carryover benefit from our JRH acquisition added to our first quarter growth and will provide one-third at this year’s desired growth contribution from acquisitions. Efforts to build on our Internet superiority, another key initiative, led yet again to increased sales from web-based ordering. And, on our final initiative, process improvement, we continued to effectively manage costs and margins through our successful and disciplined approach.”

Nagarkatti continued, stating “This strong start and our continuing progress on all five key initiatives make us confident that we can achieve our top line organic growth target of 7%, add to this growth through additional acquisitions and report diluted EPS of $3.80 to $3.90 from current operations for 2006.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2005):

A reconciliation of reported and adjusted sales growth can be found in tabular form in the Supplemental Financial Information section on page 9 of this release.

Reported sales increased 10.8% in the first quarter of 2006. Strong organic growth in core businesses, including a modest contribution from the integrated Proligo acquisition, provided 10.3 percentage points of the increase. Sales gains were driven by improved demand and the success of new sales initiatives in both U.S. and international markets. A carryover benefit from the February 2005 addition of the JRH industrial cell culture business contributed another 4.8 percentage points to the quarterly gain. The impact of currency reduced otherwise reportable growth by 4.3 percentage points. Highlights for our four Business Units — each of which exceeded its strategic growth goal for the quarter — include:

Research Essentials (9.0% organic growth): First quarter 2006 sales in all major customer segments and in each major geographic area — the U.S., Europe and other International — maintained the higher levels of growth experienced in the former Scientific Research business (now divided into Research Essentials - commonly used laboratory chemicals and supplies - and Research Specialties - high purity and application driven chemicals - from the second through fourth quarters of 2005. New approaches toward providing innovative solutions for economic buyers produced strong sales for this unit’s two major product groups — lab essentials and cell culture — enabling it to achieve sales gains of more than two times its strategic growth goal of 4.0%.

Research Specialties (9.2% organic growth): This unit’s growth in major customer segments and geographic markets mirrored that of Research Essentials. Organic growth exceeded this unit’s 6.0% strategic growth target, helped by a focus on initiatives that take advantage of opportunities in the faster growth areas of drug discovery, material science and specialty biochemicals.

Research Biotech (14.1% organic growth): The integration of Proligo (acquired April 2005) into our existing genomics business contributed to first quarter 2006 organic sales growth. Continuing strength in molecular biology product sales combined with improved demand for synthetic DNA — particularly from academic customers outside the U.S. and pharmaceutical customers worldwide — provided strong organic growth, enabling this unit to again achieve double digit organic growth, consistent with performance over the last three quarters of 2005.

SAFC (Fine Chemicals; 11.4% organic growth): The completion of one full year of ownership of JRH at the end of February 2006 and the traditionally lumpy nature of this business reduced the acquisition’s contribution from approximately 60.0% over the final three quarters of 2005 to 22.3% in Q1 2006. Ongoing efforts to promote this unit’s capabilities using the SAFC brand identity and the repositioning of its Specialties business as Supply Solutions in February 2006 continued to help drive sales growth at rates far exceeding the underlying market’s growth of 2% to 3%. Sales to diagnostics manufacturers were particularly strong in the first quarter of 2006. Booked orders for future delivery, one partial indicator of possible future sales results, also remained strong.

Internet: Ongoing efforts to enhance Internet capabilities as we strive to maintain our superiority in this rapidly developing order and information tool boosted E-commerce Research Sales (for Research Essentials, Research Specialties and Research Biotech) to 34% of consolidated Research sales in Q1 2006, up from 32% in Q4 2005. This continued our established pattern of meeting or beating prior quarterly contributions in each of the prior 13 quarters since the Internet became a key part of our sales growth strategy.

International: Efforts to grow international (non-European) sales at a faster pace and boost their overall contribution from 20% of total sales in 2005 to 25% by 2010 led to first quarter international sales increases before currency impacts of 13.0%. Continued emphasis in the developing markets of China, India and Brazil provided currency adjusted sales growth in excess of 30% in each country.

INCOME ANALYSIS:

A reconciliation of proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 9 of this release.

Reported diluted EPS for 2006’s first quarter was $.98. This included an adverse currency impact of $.04 per share, a non-cash inventory purchase accounting charge of $.03 per share and stock based compensation expense under SFAS 123(R) of $.03 per share. Q1 2006 diluted EPS also included a $.02 per share negative tax impact due largely to the U.S. Congress’ unexpected failure to extend existing R&D tax credits in the U.S. Q1 2006 proforma diluted EPS, excluding only the $.03 inventory purchase accounting charge, was $1.01. Reported diluted EPS for 2005’s first quarter was $1.07, including $.16 from a non-recurring tax claim settlement benefit and a non-cash inventory purchase accounting charge of $.02, but excluding a $.04 per share impact for stock-based compensation expense which would have been included had the provisions of SFAS 123(R) been applicable to that period. On a proforma basis, first quarter 2006 diluted EPS of $1.01 increased 13.5% over the Q1 2005 diluted EPS of $.89.

Reported operating and pretax income were 23.3% and 22.1% of sales, respectively, for the first quarter of 2006 compared to 22.8% and 22.3% of sales, respectively, for the first quarter of 2005. Gross margins were 51.6% of sales for the first quarter of 2006 compared to 52.0% of sales for the same quarter last year. More than all of this slight decline in gross margin percent resulted from lower gross margins in the JRH industrial cell culture business and inclusion of the non-cash inventory purchase accounting charge (to adjust acquired inventories to their fair market values) for the first two months of 2006’s first quarter versus only the final month of 2005’s first quarter. These factors were partially offset by favorable impacts from higher unit sales volumes and process improvement benefits in other pre-acquisition businesses. Higher raw material, energy and fuel costs experienced by other chemical businesses had little impact on the 2006 gross margin. First quarter S,G&A expenses declined to 25.4% of sales in 2006 from 26.2% of sales in 2005 due to lower operating expenses as a percent of sales for the JRH industrial cell culture business and process improvement benefits, partially offset by the inclusion of stock-based compensation expense. Increased interest costs from borrowings for last year’s acquisitions and both this and last year’s share repurchases and higher interest rates reduced pretax margins in Q1 2006 below their Q1 2005 level.

The difference in the tax rate of 32.1% for Q1 2006 as compared to 16.3% for Q1 2005 reflects the inclusion of an $11.3 million tax claim settlement benefit in Q1 2005, a lower level of international and other tax benefits in 2006 and the 2006 expiration of R&D tax credits in the U.S. Our initial tax rate guidance of 31.0% for 2006 had anticipated that these R&D credits would be extended, but the tax legislation required to do so has not yet been approved.

OUTLOOK:

We continue to expect organic sales growth for 2006 in line with our previous forecast of 7%. Over the full year, the 4.8% of Q1 2006 reported sales growth from the overhang of the JRH acquisition translates to an additional 1% beyond this 7% organic growth. However, we expect this will be offset by a roughly 1% adverse currency impact if exchange rates remain at March 31, 2006 levels. We continue to believe that the potential exists to add another 2% to our growth from further acquisitions to achieve our targeted 3% acquisition contribution for the full year 2006. Our recently announced expansion in China — which includes establishment of a WOFE, acquisition of our primary distributor and expansion of distribution and administrative facilities — is expected to make a small contribution to this acquisition growth objective, with future acquisitions expected to provide the remainder. Organic growth rates over the remaining quarters of 2006 are expected to vary due to the timing of the Easter holiday in 2006 and 2005 and the natural quarterly fluctuations associated with large orders to meet customers’ desired production schedules in our SAFC business but are expected to be 7% for the full year. Our focus on becoming a more customer-centric organization, which we believe made a contribution to our strong growth in the first quarter, is expected to continue to enable us to achieve above market growth for the full year. Recent upgrades to our website to make navigation more intuitive and provide quicker search and response times are also expected to support increased sales via the Internet and maintain a leadership position in web-based information and ordering capabilities.

Based on first quarter results, currency rates at March 31, 2006 levels, the sales expectations described above and other expectations for our business, management has retained its 2006 reported diluted earnings per share forecast of $3.80 to $3.90. If the R&D tax credit noted above is not reinstated, full year diluted EPS will likely be toward the lower end of that range (and vice versa). This range includes an estimated impact of $.14 to $.16 per share for stock-based compensation expense under SFAS 123(R). If the 2005 reported diluted EPS of $3.76 was reduced by a $.14 per diluted share charge for stock-based compensation expense to make both periods comparable, our 2006 EPS increase would range from 5% to 8%. Reported pretax margins in 2006 are expected to be at least 21%, roughly equivalent to that achieved for all of 2005. Cost savings from process improvement efforts, which are expected to be at least $15 million in 2006, will be reinvested to support our ongoing efforts to achieve above market rate sales growth. Modest share repurchase activity may also benefit EPS growth.

OTHER INFORMATION:

Return On Equity: Primarily as a result of a higher effective tax rate, our return on equity at March 31, 2006 fell slightly below our 20.0% target to 19.8%. Our ongoing goal remains 20.0%.

Share Repurchase: Another 0.5 million shares were acquired during the first quarter of 2006 at an average price of $64.80 per share. Since beginning the program in late 1999, 38.5 million shares have been acquired at an average purchase price of $37.12 per share. There were 66.9 million shares outstanding at March 31, 2006. The Company expects to continue share repurchases to acquire the remaining 1.5 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Working Capital and Debt: Short-term borrowings were $271.0 million at a weighted average interest rate of 4.6% and long-term debt was $253.4 million at a weighted average interest rate of 5.6% as of March 31, 2006. The debt to capital ratio at March 31, 2006 was 29.2%.

Accounts receivable days sales outstanding at March 31, 2006 was 48 days, matching the record low achieved at both March 31, 2005 and December 31, 2005. Reported inventories were $551.8 million at March 31, 2006 compared to $550.4 million at December 31, 2005, with inventory months on hand of 7.4 months at both March 31, 2006 and December 31, 2005.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,000 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2006 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2006 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including stock-based compensation expense, the sales benefit from acquisitions and the related inventory purchase accounting charge, and the Q1 2005 tax benefit. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 12- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the year ended December 31, 2005. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2006	2005
Net sales	$443.1	$399.8
Cost of products sold	214.3	192.0

Gross profit	228.8	207.8
Selling, general and administrative expenses	112.5	104.8
Research and development expenses	13.0	11.7
Interest, net	5.3	2.2

Income from operations before income taxes	98.0	89.1
Provision for income taxes	31.5	14.5

Net income	$66.5	$74.6

Net income per share - Basic	$0.99	$1.08

Net income per share - Diluted	$0.98	$1.07

Weighted average number of shares outstanding - Basic	67.1	68.8

Weighted average number of shares outstanding - Diluted	68.0	69.7

SIGMA-A LDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$118.3	$98.6
Accounts receivable, net	246.3	207.2
Inventories	551.8	550.4
Deferred taxes	52.5	48.4
Other current assets	44.7	45.6

Total current assets	1,013.6	950.2

Property, plant and equipment, net	608.9	613.1
Goodwill, net	340.0	336.4
Intangibles, net	125.5	129.6
Other assets	126.9	102.0

Total assets	$2,214.9	$2,131.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$271.0	$218.0
Accounts payable	89.0	90.0
Accrued payroll and payroll taxes	36.6	45.5
Accrued income taxes	73.1	52.5
Other accrued expenses	64.3	54.7

Total current liabilities	534.0	460.7

Long-term debt	253.4	283.2
Deferred post-retirement benefits	57.3	59.0
Deferred taxes	78.5	80.2
Other liabilities	21.0	14.8

Total liabilities	944.2	897.9

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	60.8	59.0
Common stock in treasury	(1,289.9)	(1,264.4)
Retained earnings	2,356.9	2,304.5
Accumulated other comprehensive income	42.0	33.4

Total stockholders’ equity	1,270.7	1,233.4

Total liabilities and stockholders’ equity	$2,214.9	$2,131.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$66.5	$74.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21.7	20.1
Deferred income taxes	(19.5)	(27.2)
Other	3.6	0.8
Changes in assets and liabilities:
Increase in accounts receivable	(36.4)	(35.7)
Decrease in inventories	1.9	0.5
Increase in accrued income taxes	20.3	26.5
Other	(1.3)	18.1

Net cash provided by operating activities	56.8	77.7

Cash flows from investing activities:
Property, plant, and equipment additions	(13.8)	(30.4)
Proceeds from sale of equipment	0.4	0.7
Acquisitions of businesses	—	(377.7)
Other, net	(7.4)	(0.4)

Net cash used in investing activities	(20.8)	(407.8)

Cash flows from financing activities:
Net issuance of short-term debt	52.9	187.5
Issuance of long-term debt	—	150.0
Repayment of long-term debt	(30.0)	(1.1)
Payment of dividends	(14.1)	(13.1)
Treasury stock purchases	(32.4)	—
Exercise of stock options	5.3	5.5
Excess tax benefits from stock-based payments	0.8	—

Net cash (used in) provided by financing activities	(17.5)	328.8

Effect of exchange rate changes on cash	1.2	(3.8)

Net change in cash and cash equivalents	19.7	(5.1)
Cash and cash equivalents at January 1	98.6	169.2

Cash and cash equivalents at March 31	$118.3	$164.1

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth By Business Unit

	Three Months Ended March 31, 2006
	Reported	Currency Impact	JRH Industrial	Adjusted
Research Essentials	4.9%	(4.1)%	—%	9.0%
Research Specialties	4.6%	(4.6)%	—%	9.2%
Research Biotech	9.5%	(4.6)%	—%	14.1%
SAFC	29.8%	(3.9)%	22.3%	11.4%
Total	10.8%	(4.3)%	4.8%	10.3%

Business Unit Sales

(in millions)

	First Quarter 2005	Second Quarter 2005	Third Quarter 2005	Fourth Quarter 2005	Total 2005	First Quarter 2006
Research Essentials	$87.5	$88.6	$83.6	$81.3	$341.0	$91.8
Research Specialties	161.4	160.7	151.5	152.6	626.2	168.8
Research Biotech	65.6	68.3	63.3	64.8	262.0	71.8
SAFC	85.3	126.4	113.8	111.8	437.3	110.7

Total Customer Sales	$399.8	$444.0	$412.2	$410.5	$1,666.5	$443.1

Reconciliation of Proforma to Reported Net Income

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Proforma net income before currency impact, tax claim settlement benefit, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	$71.5	$1.05	$61.6	$0.89
Currency impact	(2.9)	(0.04)	—	—

Proforma net income before tax claim settlement benefit, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	68.6	1.01	61.6	0.89
Proforma 2005 stock-based compensation expense	—	—	2.8	0.04
Tax claim settlement benefit	—	—	11.3	0.16
Inventory purchase accounting charge	(2.1)	(0.03)	(1.1)	(0.02)

Total reported net income	$66.5	$0.98	$74.6	$1.07